Exhibit 99.1

American States Water Company Reports Financial Results for the Third Quarter of 2016

  Diluted earnings per share increased to $0.59 vs. $0.56 in 2015
  Quarterly cash dividend increase of 8 percent, to $0.242 per share

SAN DIMAS, Calif.--(BUSINESS WIRE)--November 2, 2016--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.59 for the quarter ended September 30, 2016, as compared to basic and fully diluted earnings per share of $0.57 and $0.56, respectively, for the quarter ended September 30, 2015.

Third Quarter 2016 Results

The table below sets forth a comparison of the third quarter diluted earnings per share by business segment, as reported:

	Diluted Earnings per Share
	Three Months Ended
	9/30/2016	9/30/2015	CHANGE
Water	$0.47	$0.43	$0.04
Electric	0.02	0.01	0.01
Contracted services	0.10	0.12	(0.02)
Consolidated diluted earnings per share, as reported	$0.59	$0.56	$0.03

Water

For the three months ended September 30, 2016, diluted earnings from Golden State Water Company’s (“GSWC’s”) water segment increased by $0.04 per share to $0.47 as compared to the same period in 2015 due to: (i) an increase in the water margin due to higher revenues from customers that do not have conservation rates as a result of increased water consumption, as well as new revenues generated from a water system acquired in October 2015, (ii) an increase in interest and other income due primarily to higher gains on investments held for a retirement benefit plan, and (iii) a decrease in the effective income tax rate due to differences between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements.

Billed water consumption for the third quarter of 2016 increased by approximately 12% as compared to the same period in 2015. In general, changes in consumption do not have a significant impact on recorded revenues due to the California Public Utilities Commission (“CPUC”) approved Water Revenue Adjustment Mechanism ("WRAM") accounts in place at all three water regions. The WRAM only applies to customer classes with conservation rates in place. The majority of GSWC's water customers have conservation rate structures; however, a small percentage of GSWC's customers are not subject to conservation rates and changes in consumption will impact recorded revenues.

Pending a decision from the CPUC to set water rates for 2016-2018, billed water revenues for 2016 have been based on 2015 adopted rates established in the prior rate case. Once the CPUC issues a final decision in the current water rate case, the adopted revenues for 2016 will be retroactive to January 1, 2016, and are expected to be lower than the 2015 adopted levels due primarily to decreases in: (i) supply costs caused by lower consumption, (ii) depreciation expense resulting from an updated depreciation study, and (iii) other operating expenses. As a result of the anticipated reduction in the 2016 adopted revenue level, GSWC has adjusted its water revenues downward with corresponding reductions in supply costs, depreciation expense and certain other expenses. These adjustments did not have a significant impact on overall pretax operating income for the three months ended September 30, 2016. A proposed decision from the CPUC is expected during the fourth quarter of 2016.

Electric

For the three months ended September 30, 2016, diluted earnings from the electric segment increased by $0.01 per share as compared to the same period in 2015. The electric gross margin was slightly higher for the quarter due to CPUC-approved fourth-year rate increases effective January 1, 2016, and rate increases generated from advice letter filings approved by the CPUC during 2016 and 2015. There was also an overall decrease in operating expenses due to lower spending associated with a solar-initiative program approved by the CPUC as compared to the third quarter of 2015.

Contracted Services

For the three months ended September 30, 2016, diluted earnings from the contracted services segment were $0.10 per share as compared to $0.12 per share for the same period in 2015. During the third quarter of 2015, there was $3.5 million, or approximately $0.05 per diluted share, in retroactive management fee revenues recorded resulting from the successful resolution of price redeterminations during the third quarter of 2015, with no similar retroactive revenues recorded during the third quarter of 2016. There was also an increase in the allocation of administrative and general expenses from GSWC to the contracted services segment during the third quarter of 2016 as stipulated in the pending water GRC, and an increase in outside services costs. These decreases to pretax operating income were partially offset by an overall increase in construction activity and improved cost efficiencies.

Year-to-Date 2016 Results

Basic and fully diluted earnings per share were $1.32 for the nine months ended September 30, 2016 as compared to $1.29 per basic and diluted share for the same period in 2015. The table below sets forth a comparison of the year-to-date diluted earnings per share by business segment, as reported:

	Diluted Earnings per Share
	Nine Months Ended
	9/30/2016	9/30/2015	CHANGE
Water	$1.04	$1.00	$0.04
Electric	0.06	0.05	0.01
Contracted services	0.20	0.22	(0.02)
AWR (parent)	0.02	0.02	—
Consolidated diluted earnings per share, as reported	$1.32	$1.29	$0.03

Water

For the nine months ended September 30, 2016, diluted earnings from the water segment increased by $0.04 per share to $1.04 as compared to the same period in 2015. Favorably impacting earnings per share at the water segment were: (i) a higher water margin resulting from the recognition of a portion of the 2015 WRAM revenues that had previously been deferred, as well as new revenues generated from a water system acquired in October 2015, (ii) the cumulative impact of lower Common Shares outstanding resulting from the repurchase of stock pursuant to the stock repurchase programs, and (iii) a decrease in the effective income tax rate for the water segment due to differences between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements. These increases to the water segment's diluted earnings per share were partially offset by increases in: (i) administrative and general expenses resulting from higher legal and outside services costs related to condemnation matters, and (ii) other operation expense related to water treatment activities.

Electric Segment:

For the nine months ended September 30, 2016, diluted earnings from the electric segment increased $0.01 per share to $0.06 as compared to the same period in 2015. There was an increase in the electric gross margin resulting from CPUC approval of fourth-year rate increases effective January 1, 2016, as well as CPUC-approved rate increases generated from advice letter filings approved in 2015 and 2016. This increase was partially offset by an increase in operating expenses (other than supply costs) due to an increase in: (i) other operation expenses resulting from additional costs incurred in response to power outages caused by severe winter storms experienced in January 2016 and higher wages, and (ii) depreciation expense resulting from additions to utility plant.

Contracted Services Segment:

For the nine months ended September 30, 2016, diluted earnings from the contracted services segment were $0.20 per share as compared to $0.22 per share for the same period in 2015. During the nine months ended September 30, 2015, ASUS recorded $3.0 million, or $0.05 per diluted share, in retroactive management fee revenues as a result of successful resolution of price redeterminations during the third quarter of 2015, with no material retroactive revenues recorded during the nine months ended September 30, 2016. There was also an increase in the allocation of administrative and general expenses from GSWC to the contracted services segment as stipulated in the pending water GRC, an increase in labor and outside services costs, and a higher effective income tax rate resulting primarily from an increase in state income taxes as compared to the same period in 2015. State income taxes vary among the jurisdictions in which the contracted services business operates. These decreases to pretax operating income were partially offset by an overall increase in construction activity and improved cost efficiencies.

Regulatory Matters

GSWC is awaiting a proposed decision in its general rate case that will determine new rates for the years 2016-2018 at all of its water regions and the general office. At this time, a proposed decision is expected during the fourth quarter of 2016. GSWC has settled the majority of GSWC’s operating expenses with the CPUC’s Office of Ratepayer Advocates, as well as the consumption levels to be used to calculate rates for 2016-2018, which reflect most of the 2015 conservation targets mandated by the State of California. The primary unresolved issues relate to GSWC’s capital budget requests and compensation for managerial level employees. At this time, GSWC cannot predict the final outcome of this general rate case. The final decision, once issued, will be retroactive to January 1, 2016 and could result in a material change to GSWC's net income recorded during the first nine months of 2016 that may need to be adjusted in the quarter that a proposed decision is issued.

Board Approves 8% Increase in Quarterly Dividend

On November 1, 2016, AWR's Board of Directors approved a fourth quarter dividend of $0.242 per share on the Common Shares of the Company. This represents an 8% increase over the third quarter 2016 dividend of $0.224 per share. Dividends on the Common Shares will be payable on December 1, 2016 to shareholders of record at the close of business on November 15, 2016. American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 62 consecutive years, which places AWR in an exclusive group of companies on the New York Stock Exchange that have achieved that result.

Non-GAAP Financial Measures

This press release includes a discussion on the water and electric gross margins for various periods, which are computed by subtracting total supply costs from total revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the Company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The Company uses the water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The Company reviews these measurements regularly and compares them to historical periods and to the operating budget.

Forward Looking Statements

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q for the quarter ended September 30, 2016 filed with the Securities and Exchange Commission.

Third Quarter 2016 Conference Call

The Company will host a conference call tomorrow, November 3, 2016 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) to discuss the quarterly results. Interested parties can listen to the live conference call and view accompanying slides on the Internet at www.aswater.com by clicking the “Investors” button at the top of the page.

The call will also be archived on the website and available for replay beginning Thursday, November 3, 2016 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through Thursday, November 10, 2016.

About American States Water Company

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 261,000 customers located throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets
	September 30,		December 31,
(in thousands)	2016		2015
	(Unaudited)
Assets
Utility Plant-Net	$1,128,588		$1,060,794
Goodwill	1,116		1,116
Other Property and Investments	20,656		18,710
Current Assets	136,856		132,697
Regulatory and Other Assets	153,170		130,642
Total Assets	$1,440,386		$1,343,959
Capitalization and Liabilities
Capitalization	$811,696		$786,845
Current Liabilities	179,848		123,507
Other Credits	448,842		433,607
Total Capitalization and Liabilities	$1,440,386		$1,343,959

Condensed Statements of Income	Three months ended		Nine months ended
(in thousands, except per share amounts)	September 30,		September 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Operating Revenues
Water	$90,617	$97,273	$237,987	$256,358
Electric	8,146	7,946	26,420	26,804
Contracted services	25,043	27,756	64,880	65,364
Total operating revenues	$123,806	$132,975	$329,287	$348,526

Operating Expenses
Water purchased	$19,631	$18,127	$49,265	$46,833
Power purchased for pumping	2,988	2,982	6,752	7,122
Groundwater production assessment	4,482	3,146	11,150	10,657
Power purchased for resale	2,394	2,299	7,481	7,364
Supply cost balancing accounts	(4,213)	4,824	(10,145)	8,453
Other operation	7,448	7,056	21,331	20,578
Administrative and general	19,768	19,272	61,829	59,270
Depreciation and amortization	9,486	10,512	28,878	31,596
Maintenance	4,203	4,393	11,908	12,075
Property and other taxes	4,317	4,326	12,863	12,662
ASUS construction	13,685	14,853	35,351	35,311
Total operating expenses	$84,189	$91,790	$236,663	$251,921

Operating income	$39,617	$41,185	$92,624	$96,605

Other Income and Expenses
Interest expense	(5,730)	(5,484)	(16,956)	(16,239)
Interest income	206	118	568	332
Other, net	254	(346)	872	4
Total other income and expenses	(5,270)	(5,712)	(15,516)	(15,903)

Income Before Income Tax Expense	$34,347	$35,473	$77,108	$80,702
Income tax expense	12,708	14,394	28,577	31,826
Net Income	$21,639	$21,079	$48,531	$48,876

Weighted average shares outstanding	36,561	37,063	36,546	37,653
Basic earnings per Common Share	$0.59	$0.57	$1.32	$1.29

Weighted average diluted shares	36,762	37,266	36,743	37,853
Fully diluted earnings per Common Share	$0.59	$0.56	$1.32	$1.29

Dividends Paid Per Common Share	$0.224	$0.224	$0.672	$0.650

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707